ACTION BY UNANIMOUS CONSENT OF THE

                      BOARD OF DIRECTORS OF

                  SOUVALL-PAGE AND COMPANY, INC.

          The undersigned, being all of the duly elected and incumbent directors of Souvall-Page and Company, Inc., a Utah corporation (the "Company"), acting pursuant to Section 16-10a-821 of the Utah Revised Business Corporation Act, do hereby unanimously consent to and adopt the following resolution, effective the latest date hereof unless indicated otherwise:

                            RECITALS:

          WHEREAS, the Company's Articles of Incorporation contains a provision that allows the Company to redeem the whole or any part of the outstanding Class A common stock of the Company upon any redemption date fixed by the Board of Directors; and

          WHEREAS, the current Board of Directors believes that this provision is not in the best interests of the Company or its stockholders, and that such provision would not be enforceable by reason of the fact that there are no terms or provisions for any such redemption set forth in the Articles of Incorporation; and

          WHEREAS, the Board of Directors desires to undertake not to effect any such redemption without the consent of 100% of the holders of the Company's outstanding shares; and

          WHEREAS, during the first quarter of 2006, the Board of Directors intends to update its Articles of Incorporation, based upon recommendations of legal counsel when received in that respect, to reflect the changes made to Utah law in accordance with the Utah Revised Business Corporation Act that was adopted in 1992, which was subsequent to the current Articles of Incorporation of the Company, and to delete this provision from the Articles of Incorporation of the Company, subject to requisite stockholder approval;

          NOW, THEREFORE, it is

          RESOLVED, that the Company undertake not to effect any redemption of its outstanding shares of common stock under the provision of its Articles of Incorporation allowing that authority without the prior consent of 100% of the holders of the Company's outstanding shares.

Dated: 12/19/2005.                 /s/David C. Merrell
                                   David C. Merrell

Dated: 12/19/2005.                 /s/Todd D. Ross
                                   Todd D. Ross